Jefferies & Company, Inc. Presentation to the Board of Directors September 12, 2005 CONFIDENTIAL Exhibit (C)(2)

Disclaimer
The following pages contain material provided to the Board of Directors of BayCorp Holdings, Inc. (“BayCorp” or the “Company”) by Jefferies & Company, Inc.
(“Jefferies” ) for the purpose of evaluating the fairness as of the date hereof of the consideration to be received by the Company’s common stockholders (other than Sloan or its affiliates or affiliates of the Company) in connection with the proposed acquisition of the Company.
The accompanying material was prepared on a confidential basis solely for use in connection with an oral presentation to the Board of Directors and not with a view toward complying with disclosure standards under state and federal securities laws.  The information contained in this presentation was based upon publicly available information obtained by Jefferies or information furnished to Jefferies by the Company or its advisors.  Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fair in all respects.
All budgets, projections, financial analyses, reports and other information with respect to the Company’s operations contained herein have been prepared by the management of the Company and involve numerous and significant subjective determinations made by such management.  The estimates, budgets and projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material and adverse.
With respect to financial projections examined by Jefferies, Jefferies assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managers of the Company as to the future performance of the Company and that the Company will perform in accordance with such projections for all periods specified therein.  No representation or warranty, expressed or implied, is made as to the accuracy, completeness or fairness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. Jefferies does not take any responsibility for the accuracy or completeness of any of the accompanying material. In our review, with the exception of the appraisal commissioned by the Company and provided to us with respect to the Great Bay Hydro power plant an diesel engines that was conducted as of
April 1, 2004 by Mainstream Associates, we did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. In addition, Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other transaction and did not participate in negotiations or otherwise with respect to the Transaction.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, Jefferies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, Jefferies’ analyses must be considered as a whole.  Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.  In its analyses, Jefferies made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth herein.  In addition, analyses relating to the value of the Company do not purport to be appraisals or to reflect the prices at which shares of common stock of the Company actually may be sold.
These materials are for the use of the Board of Directors in considering the fairness of the consideration to be received by common stockholders of the
Company (other than Sloan and its affiliates or affiliates of the Company) in connection with the proposed acquisition of the Company.  These materials are subject to the assumptions, limitations and other matters contained in the written fairness opinion being delivered to the Board of Directors. These materials do not constitute a recommendation to any holder of the Company’ s common stock as to how such person should vote or act with respect to the Transaction
(as hereinafter defined) or any other matter (including without limitation, whether, or not to tender shares of common stock in connection with the Transaction).
These materials do not address the merits of the decision of the Board of Directors of the Company to enter into the Transaction as compared to any alternative business transaction that might be available to the Company nor do these materials address the underlining business decision to engage in the
Transaction.
i

Table of Contents Transaction Overview 1 Overview of BayCorp 8 Valuation Analysis 13 Appendix 25 Valuation Support 26 Comparable Precedent and Company Descriptions 31 ii

Transaction Overview 1

Summary Term Sheet
Source: Merger Agreement draft dated August 22, 2005.
(1) There are approximately 70,538 options outstanding with exercise prices below $14.19 per share.
2
Parties............................................. BayCorp, Sloan Group Ltd. (“Sloan”), and Sloan Acquisition Corp., a
wholly owned subsidiary of Sloan (“Acquisition Corp”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of August 22, 2005 (the “Merger Agreement”)
Price................................................ BayCorp shareholders will receive $14.19 per share in cash (the
“Consideration”). The total value of the Consideration would be $8.1 million.  Each of the outstanding BayCorp stock options issued and outstanding with an exercise price per share below the Offer price per share will be cancelled in exchange for cash in an amount equal to the difference between the Consideration and the option exercise price per share (the “Option Consideration”)
(1)
The total value of the
.
Option Consideration would be $0.3 million.  The total value of the transaction would be approximately $8.4 million (the “Total
Consideration”)
Transaction Structure...................... Acquisition Corp will make a cash tender offer (the “Offer”) to acquire all the 571,364 issued and outstanding shares of Company common stock, par value $0.01 per share (together, the “Common Stock”)
plus 70,538 options outstanding with exercise prices below $14.19 per share for the Total Consideration
Following the consummation of the Offer, theMerger Agreement provides for the merger (the “Merger” and, together with the Offer, the “Transaction”) of Acquisition Corp with the Company pursuant to which the separate corporate existence of Acquisition Corp shall cease and the Company shall continue as the surviving corporation of the Merger; each share of Common Stock not owned by
Acquisition Corp will be converted into the right to receive the
Consideration

Current Market and Implied Transaction Metrics
Source: Market data from FactSet Research Systems and BayCorp’ s public filings.  Company management has reviewed these analyses.
(1) Fully diluted shares outstanding includes conversion of options using the Treasury Stock Method. Based on outstanding share and option information provided in the 2004 10-K and the
June 30, 2005 10-Q.  The Transaction Metrics section assumes that the Sloan Convertible Notes are not converted.
(2) The total debt, minority interest and cash calculations reflect the following:  (a) Convertible Notes of $10.25 million (03/15/05) and $9.9 million drawn (versus $10.0 million authorized
(05/25/05)).  The May 25 Convertible Notes reflect a pro forma balance for the development of two wells that the Company is legally obligated to develop (expected in Q3 2005); (b) Cash is based on cash balance as of June 30, 2005, and includes consolidation of HoustonStreet cash balance of $551,000 at June 30, 2005; (c) Restricted cash represents the following: (1)
$2.5 million posted for Unitil PPA contract until October 2010; (2) $436,000 for CMP PPA contract posted until October 2007; (3) $522,000 for NEPOOL posted indefinitely.
($Millions, except per share amounts)
3
Current Market Data Transaction Metrics
Recent Price (September 6, 2005) 9.95 $                  Transaction Price / Share 14.19 $
52-Week High (May 10, 2005) 13.90 Premium to Recent Price 42.6%
52-Week Low (August 31, 2005) 9.90 Premium to 52-Week High 2.1%
Premium to 52-Week Low 43.3%
Price Per Share 9.95 $                  Price Per Share 14.19 $
Fully Diluted Shares Outstanding
(1) 0.573
Fully Diluted Shares Outstanding
(1) 0.589
Equity Market Value 5.7 Equity Market Value 8.4
Add: Total Debt
(2)
20.2
Add: Total Debt
(2)
20.2
Add: Minority Interest 0.3 Add: Minority Interest 0.3
Less: Cash and Restricted Cash
(2)
5.7
Less: Cash and Restricted Cash
(2)
5.7
Total Enterprise Value 20.4 $                  Total Enterprise Value 23.1 $
Implied Transaction
Premium Paid Premium Percent Implied Multiples Paid Multiples
1 Day (@ $9.90) 4.29 $                  43.3% TEV / LTM Revenue 2.60x
1 Week (@ $12.03) 2.17 18.0% TEV / LTM EBITDA NA
1 Month (@ $12.30) 1.89 15.4% LTM P/E NA
3 Months (@ $13.84) 0.35 2.5%
6 Months (@ $12.70) 1.49 11.7%

Background of Proposed Transaction
BayCorp is a small publicly traded company, with a current market capitalization of
$5.7 million (based on fully-diluted share count), that recently received $20.25 million in convertible debt financing from Sloan
Company historical context:
– On November 1, 2002, the Company completed the sale of its 15% interest in
Seabrook, a 1,250 MW nuclear power plant located in New Hampshire, its principal asset at the time, receiving $113 million in cash from the sale
– On January 31, 2003, BayCorp commenced an issuer tender offer to purchase up to 8.5 million shares of its common stock at a price of $14.85 per share (the
“Tender Offer”)
– The Company ultimately purchased 8.7 million shares, representing approximately 92% of the shares outstanding, distributing approximately $124 million to tendering stockholders
Additional considerations based on discussions with management:
– Upon the completion of the sale of Seabrook and the Tender Offer, BayCorp evaluated and pursued energy-related investments, expecting to use the
Company as a roll-up vehicle for these anticipated investments
– Although the Company has completed several small acquisitions, the competitive environment for bidding for many of these assets has prevented the Company from growing more quickly
– Some of these more recent investments, in particular, the oil and gas exploration and development (“E&P”) assets, have required the Company to raise the $20.25 million in external financing provided by Sloan
Source: Based on BayCorp’s public filings and discussions with Company management.

Background of Proposed Transaction (Cont’d)
According to Company management, during 2004/2005, the Company completed a thorough search to raise capital for development of these E&P assets
– The Company approached nine parties for debt financing and seven parties for equity financing; BayCorp received one debt financing term sheet, one private placement term sheet and Sloan’s proposal of convertible debt financing
(1)
– The Company determined that Sloan’ s offer of financing was the most favorable to the Company with Sloan agreeing to provide a total of $20.25 million in two convertible notes (the first $10.0 million note funded on March 15, 2005 and the second $10.25 million multiple-draw note was partially drawn on May 25, 2005)
– Both notes carry an 8% coupon and are convertible at $14.04/share between
November 15, 2005 and December 15, 2005
– Should Sloan not convert these notes when the conversion period expires on
December 15, 2005, the notes become immediately due
Upon conversion of these convertible notes, Sloan would effectively own 71% of the
Company’s equity
Company management indicated that Sloan initially informally approached the
Company about acquiring all of the outstanding shares in May 2005 for $14.04/share
(the conversion price of the two notes)
Source: Based on BayCorp’s public filings, discussions with Company management and term sheets delivered by Sloan to the Company on July 15, 2005 and July 26, 2005.
(1) Parties contacted for debt and equity financing include major banks, investment firms and hedge funds.

Background of Proposed Transaction (Cont’d)
The Company provided access to the Company’s records to allow Sloan to perform its due diligence
Jefferies was engaged shortly thereafter by BayCorp to render an opinion as to whether the consideration offered by Sloan was fair, from a financial point of view, to the holders of shares of Common Stock (other than Sloan or its affiliates or any affiliate of the Company)
On July 26, 2005, Sloan revised its offer to $14.19/share
Source: Based on BayCorp’s public filings, discussions with Company management and term sheets delivered by Sloan to the Company on July 15, 2005 and July 26, 2005.

Financing/Liquidity Considerations
Sloan has the right to demand full repayment of its $20.25 million in convertible notes on December 15, 2005 should it not exercise its conversion option
– BayCorp’s current stock price of $9.95 is currently trading below the conversion price of $14.04, which implies that Sloan would not convert based on the current
BayCorp stock price
– BayCorp does not have the right to force Sloan to exercise its conversion option
Prior to accepting Sloan’s proposal, the Company approached nine other parties for debt financing and seven other parties for equity financing in early 2005; the
Company received one debt financing term sheet and one private placement term sheet along with Sloan’s financing proposal
– If even still available today, these two other financing proposals would not be sufficient to fully repay the Sloan convertible notes
BayCorp’s natural gas wells, which have been relatively recently drilled, have limited operating history, and therefore, the likelihood of obtaining project financing is highly uncertain
Even if financing for these assets were available, it would be challenging for BayCorp to secure the full amount of the refinancing requirement
The Company’s financing source of last resort would likely be a highly dilutive equity-
linked security

Overview of BayCorp 8

Overview of BayCorp
Source: BayCorp’s public filings.
Note: Financials do not reflect pro forma adjustments for the acquisitions and divestitures made during 2002 - 2004. The financials presented reflect BayCorp's public filing documents.
(1) Excludes non- cash charges related to unrealized losses on trading contracts.
($Thousands)
Balance Sheet Summary Income Statement Summary
Financial Overview as of June 30, 2005
Fiscal Year Ending December 31, Jun-05
2002 2003 2004 LTM
Revenue 48,788 $               4,001 $                 5,538 $                 8,895 $
EBITDA
(1)
4,480                    (3,021)                  (950)                     (944)
Operating Income (EBIT)
(1)
1,346                    (3,021)                  (969)                     (1,662)
Capital Expenditures 1,417                    -                           735                       19,932
Other Items:
Average Selling Price for Electricity (kWh) 0.04 $                   0.05 $                   0.05 $                   0.05 $
Cost of Power (kWh) 0.04                      0.11                      0.09                      0.08
Balance Sheet as of June 30, 2005
Cash 2,260 $
Accounts Receivable, net 1,456
Other Current Assets 96
Total Current Assets 3,812 $
Restricted Cash - Escrow 2,936
Intangible Assets 45
Gas and Oil Properties, net 16,976
Property, Plant and Equipment, net 2,190
Other Long-Term Assets 522
Total Assets 26,481 $
Accounts Payable and Accrued Expenses 502 $
Accrued Taxes 107
Note Payable 13,926
Other Current Liabilities 410
Total Current Liabilities 14,945 $
Deferred Gain on Energy Contract 1,403
Unrealized Loss on Energy Contract (market) 6,944
Long-Term Liability 2,479
Minority Interest 262
Total Liabilities 26,033 $
Stockholders Equity 448
Total Liabilities and Stockholders Equity 26,481 $

Overview of BayCorp
Shareholder and Management Overview
Executive Management Team Top Ten Shareholders
(1)
Source: Bloomberg L.P. and BayCorp’s public filings.
(1) Sloan is not currently a major shareholder; however, Sloan has the contractual right to convert its notes between November 15, 2005 and December 15, 2005, which would effectively result in approximately 71% equity ownership of the Company.
Name Title
Frank Getman Jr. Chairman, President & Chief Executive Officer
Anthony Callendrello Chief Operating Officer
Patrycia Barnard Vice President of Finance and Treasurer
Rank Shareholder % Held
1 Frank Getman Jr. 10.7%
2 DB Zwirn & Co. LP 10.1%
3 Couchman Capital 7.3%
4 Gravity Partners 6.7%
5 SC Fundamental LLC 5.5%
6 Stonor Group 4.9%
7 SC BVI Partners 4.5%
8 Anthony Callendrello 2.1%
9 Dimensional Fund 1.9%
10 CALPERS 1.0%

Overview of BayCorp
0%
5%
10%
15%
20%
25%
30%
35%
Weighted Average Price per Share: $12.46
Total Shares Traded: 141,700
LTM Trading Volume Analysis
Source: FactSet Research Systems.
Note: LTM is Latest Twelve Months as of September 6, 2005.

0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Overview of BayCorp
0.0%
9.9% 9.9%
16.9%
43.1%
70.3%
100.0%
LTM Trading Volume Analysis (Cont’d)
Source: FactSet Research Systems.
Note: LTM is Latest Twelve Months as of September 6, 2005.

Valuation Analysis 13

Valuation Methodologies
Part of the Jefferies approach to valuing BayCorp utilizes several complementary methodologies, including:
–
Review of the share price trading history of BayCorp
– Asset cost, as the majority of BayCorp’s assets have been acquired or developed within the past 3-12 months, and we have assumed that asset value did not materially change from acquisition or development cost
– Discounted cash flow (“DCF”) analysis, which values a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the company’s terminal or residual value at the end of the forecast period
– Sum of the parts analysis, which values a company’s various assets independently, which are then added together
– Premiums paid analysis, a method of valuing a target business by analyzing the premiums paid in selected M&A transactions
Other analyses considered, but not utilized given the unique nature of the Company ’s main assets (as further discussed on page 24):
– Comparable public company analysis, which values a target company by reference to publicly-traded companies with similar products, similar operating and financial characteristics and servicing similar markets
– Comparable transactions analysis, a method of valuing a business relative to recent
M&A transactions involving similar businesses
Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies’ analyses must be considered as a whole.  Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein

Methodology
(1)
Implied BayCorp Equity Value per Share
(2)
Relevant Metrics
13.8% - 26.5% premium to price per share one
day and 4 weeks prior to September 6, 2005
Based on purchase price and/or capital
investment as most assets have been acquired or
developed in the past 3-12 months
(1) Unitil Power Purchase Agreement (“PPA” ) is valued on a discounted cash flow basis for all methodologies, other than premiums paid, based on current power price forecasts at discount rates of 9.6% to 10.6%. HoustonStreet valued for all methodologies, other than premiums paid, based on recent offer price of 1.0x to 2.0x revenue based on discussions with Company management as no comparables or precedents exist, no projections are available, and original cost is not meaningful given a significant recapitalization that occurred.
(2) Share price greater than $14.04 assumes $20.2 million outstanding in drawn Convertible Notes (versus $20.25 million authorized) are converted at $14.04 exercise price.
(3) Closing share price on September 6, 2005.
$14.19 Offer
Price / Share
$9.95 Current
Share Price (3)
Based on discount rates of 12.4% to 13.1% for
oil and gas E&P assets and discount rate of
9.6% to 10.6% for hydroelectric assets
Valuation Summary
Same as DCF, however, hydroelectric assets
valued on precedent transaction basis at
$700/KW - $800/KW
15
NA
NA
$9.90
$14.32
$11.02
$8.79
$11.27
$13.90
$14.55
$13.42
$11.56
$15.55
$8.00 $10.00 $12.00 $14.00 $16.00 $18.00
Precedent Transactions
Comparable Public Companies
Premiums Paid
Sum of the Parts
Discounted Cash Flow Analysis
Asset Cost
52 Week High / Low

BayCorp Share Price Performance
$9.00
$10.00
$11.00
$12.00
$13.00
$14.00
$15.00
$16.00
Sep-02 Dec-02 Mar-03 Jun-03 Sep-03 Dec-03 Mar-04 Jun-04 Sep-04 Dec-04 Mar-05 Jun-05 Sep-05
20
40
60
80
100
120
140
160
180
200
Volume Price
Volume (in thousands) Price
October 11, 2002, filed definitive proxy statement announcing shareholders meeting to vote on potential sale of interest in Seabrook
Nuclear Power Plant to FPL Energy
November 1, 2002, announced closure of sale of interest in
Seabrook Nuclear Power Plant to FPL Energy
January 31, 2003, commenced an issuer tender offer to purchase up to 8.5 million shares of common stock at a price of $14.85 per share
August 2, 2004, reported results for the second quarter and six months ended June 30, 2004
January 7, 2005, Nacogdoches Gas, LLC amended an earlier agreement with
Sonerra Resources, Inc. under which Nacogdoches will fund the development of three natural gas and oil wells and maintain an option to participate in Sonerra's continued development of natural gas and oil wells over the next two years
March 15, 2005, closed $10.25 million multiple- draw convertible debt facility from
Sloan
May 25, 2005, closed $10 million multiple-draw convertible debt facility from
Sloan
1
3
4
7
9
8
2
1
2
3
5
7
8
9
March 18, 2003, exercised discretion to purchase 8.7 million shares and surrendered options at $14.85 per share, representing 92% of shares outstanding
6
4
May 9, 2003, reported results for first quarter of 2003
5
6
Source: FactSet Research Systems and BayCorp’s public filings.

Valuation Analysis
($Millions for figures in tables, except per share data)
Source: Based on BayCorp’ s public filings and discussions with Company management.
(1) Based on $2.128 million purchase price for 4.3 MW Benton Falls (03/16/05) and $10 purchase price for 4 MW Great Bay Hydro (04/01/04) (additional $3.5 million liability was assumed by the Company, which subsequently received equivalent amount of cash from seller as an offset).
(2) Based on $45,000 purchase price from STEAG (10/19/04).
(3) Based on the appraisal completed by Mainstream Associates (April 2004) which was provided to Jefferies by the Company and the purchase price of $10 for these facilities and the 4
MW Great Bay Hydro facilities.
(4) Based on expected spot prices discounted at 9.6% and 10.6%. Refer to appendix for detailed calculations.
(5) Pro forma (per Company management) from 06/30/05 10-Q balance of $17.0 million plus $6.5 million for two wells to be developed in Q3 2005, plus $2.1 million add-back for write-off of a well plus $0.7 million add-back for depletion of wells.
(6) Based on a recently received informal offer of 1.0x to 2.0x revenue as original cost is not meaningful given a significant recapitalization that has occurred since original investment.  Total
LTM revenue of $986,000 with BayCorp’ s 59.7% stake equating to $588,642 attributable to BayCorp.
(7) As stated in net debt table.
(a)The Convertible Notes of $10.25 million (03/15/05) and $9.9 million drawn (versus $10.0 million authorized (05/25/05)) convert at a strike price of $14.04.  The May 25
Convertible Notes reflect a pro forma balance for the development of two additional wells in Q3 2005.
(b)Based on cash balance as of June 30, 2005. Includes 59.7% stake in HoustonStreet cash balance of $551,000 at June 30, 2005, equating to $328,947 attributable to
BayCorp.
(c) Restricted cash represents the following: (1) $2.5 million posted for Unitil PPA contract until October 2010; (2) $436,000 for CMP PPA contract posted until October 2007;
(3) $522,000 for NEPOOL posted indefinitely.
(d) Based on the Company’s net working capital as of June 30, 2005.
(e) Based on liability for the Hydro facilities acquired from Citizens Communications Company.  The $2.48 million liability reflects cost to meet licensing standards.
(f) Minority interest is excluded as it relates to HoustonStreet and the analysis includes only the Company's stake detailed above.
(8) The Company's fully- diluted shares using the treasury stock method at the Equity Value per Share as calculated using the Asset Cost method.
Asset Cost Analysis
Valuation at Cost
Valuation Metric Statistic Multiple Ranges Low High
Assets:
Hydroelectric generating assets
(1)
Benton Falls Purchase Price 4.3 MW 2.1 $            2.1 $
Great Bay Hydro Purchase Price 4.0 MW 0.0               0.0
Permit for 1,000 MW natural gas facility in East Texas
(2)
Purchase Price NA 0.0               0.0
Diesel engine generators
(3)
Appraisal and Purchase Price 7.0 MW 0.0 0.0
Unitil PPA expiring Oct. 2010 (below market)
(4)
Discounted Cash Flow (3.9)             (4.0)
Oil and gas exploration and production assets
(5)
Purchase Price and Investment 26.3             26.3
59.7% interest in HoustonStreet
(6)
Recent Offer $0.589 (LTM Revenue) 1.0x 2.0x 0.6               1.2
Total Enterprise Value 25.1 $          25.6 $
Less: Net Debt
(7)
(3.5)             (3.5)
Equity Value 28.7 $          29.2 $
Diluted Shares Outstanding (millions)
(8)
2.004           2.006
Equity Value per Share 14.32 $        14.55 $
Net Debt Calculation
(7)
Convertible Notes (03/15/05)
(a)
- $
Convertible Notes (05/25/05)
(a)
-
Total Debt - $
Less: Cash and Cash Equivalents
(b)
2.038
Less: Restricted Cash
(c)
3.458
Less: Net Working Capital
(d)
0.533
Add: Long-Term Liability
(e)
2.479
Add: Minority Interest
(f)
-
Net Debt (3.550) $

Valuation Analysis
Source: Based on BayCorp’ s public filings and discussions with and projections from Company management.
(1) Based on DCF using 9.6% to 10.6% discount rate for Hydroelectric facilities.
(2) Based on $45,000 purchase price from STEAG (10/19/04).
(3) Based on the appraisal completed by Mainstream Associates (April 2004) which was provided to Jefferies by the Company and the purchase price of $10 for these facilities and the 4
MW Great Bay Hydro facilities.
(4) Based on expected spot prices discounted at 9.6% and 10.6%. Refer to appendix for detailed calculations.
(5) Based on DCF using 12.4% - 13.1% discount rate for oil and gas E&P assets.
(6) Based on a recently received informal offer of 1.0x to 2.0x revenue as original cost is not meaningful given a significant recapitalization that has occurred since original investment.  Total
LTM revenue of $986,000 with BayCorp’ s 59.7% stake equating to $588,642 attributable to BayCorp.
(7) As stated in net debt table.
(a)The Convertible Notes of $10.25 million (03/15/05) and $9.9 million drawn (versus $10.0 million authorized (05/25/05)) convert at a strike price of $14.04.  The May 25
Convertible Notes reflect a pro forma balance for the development of two additional wells in Q3 2005.
(b)Based on cash balance as of June 30, 2005. Includes 59.7% stake in HoustonStreet cash balance of $551,000 at June 30, 2005, equating to $328,947 attributable to
BayCorp.
(c) Restricted cash represents the following: (1) $2.5 million posted for Unitil PPA contract until October 2010; (2) $436,000 for CMP PPA contract posted until October 2007;
(3) $522,000 for NEPOOL posted indefinitely.
(d) Based on the Company’s net working capital as of June 30, 2005.
(e) Based on liability for the Hydro facilities acquired from Citizens Communications Company.  The $2.48 million liability reflects cost to meet licensing standards.
(f) Minority interest is excluded as it relates to HoustonStreet and we have valued only the Company's stake above.
(8) The Company's fully- diluted shares using the treasury stock method at the Equity Value per Share as calculated using the Discounted Cash Flow method.
Discounted Cash Flow Analysis
($Millions for figures in tables, except per share data)
Valuation using Discounted Cash Flow
Valuation Metric Statistic Multiple Ranges Low High
Assets:
Hydroelectric generating assets
(1)
Benton Falls Discounted Cash Flow 4.3 MW 2.8 $            3.1 $
Great Bay Hydro Discounted Cash Flow 4.0 MW 4.3               4.8
Permit for 1,000 MW natural gas facility in East Texas
(2)
Purchase Price NA 0.0               0.0
Diesel engine generators
(3)
Appraisal and Purchase Price 7.0 MW 0.0 0.0
Unitil PPA expiring Oct. 2010 (below market)
(4)
Discounted Cash Flow (3.9)             (4.0)
Oil and gas exploration and production assets
(5)
Discounted Cash Flow 19.1             19.5
59.7% interest in HoustonStreet
(6)
Recent Offer $0.589 (LTM Revenue) 1.0x 2.0x 0.6               1.2
Total Enterprise Value 23.0 $          24.5 $
Less: Net Debt
(7)
16.7             16.7
Equity Value 6.3 $            7.9 $
Diluted Shares Outstanding (millions)
(8)
0.574           0.586
Equity Value per Share 11.02 $        13.42 $
Net Debt Calculation
(7)
Convertible Notes (03/15/05)
(a)
10.250 $
Convertible Notes (05/25/05)
(a)
9.950
Total Debt 20.200 $
Less: Cash and Cash Equivalents
(b)
2.038
Less: Restricted Cash
(c)
3.458
Less: Net Working Capital
(d)
0.533
Add: Long-Term Liability
(e)
2.479
Add: Minority Interest
(f)
-
Net Debt 16.650 $

Discounted Cash Flow Analysis – Oil and Gas Exploration and Production Assets
Valuation Analysis
Calculation of WACC Calculation of Free Cash Flow
(1)
Source: Based on financial projections provided by Company management.
(1) Projections were utilized from 2005 to 2030.  2005 cash flows are for period from July 1, 2005 to December 31, 2005.  Once corporate overhead exceeds the EBITDA from the wells, it is assumed that the wells would be shut down. The discounted cash flow analysis discounts the cash flows to July 1, 2005 using the mid-year convention.
(2) Based on management’s estimates. Depreciation and depletion is based on management’s estimates, but does not account for depreciation and depletion prior to July 2005 and no more than 50% of each period’s EBITDA can be used for depreciation and depletion. 3D Seismic Data and Lease Valuation is based on management’s estimates representing the
Company’s 90% interest in these assets.
(3) Represents the short-horizon expected equity risk premium based on simple differences of historical arithmetic mean returns from 1926 – 2004 (Ibbotson Associates’ 2005 Yearbook).
(4) Represents the equity risk premium based on the beta-adjusted size premia for Ibbotson’s micro-cap company stocks. Micro-cap defined as a portfolio of stocks from the 9th and 10th deciles of New York Stock Exchange listed companies (market capitalization of $1.4 million to $263.0 million) (Ibbotson Associates’ 2005 Yearbook).
(5) Peer Group includes: Petrohawk Energy Corporation (HAWK), Meridian Resource Corporation (TMR), Carrizo Oil & Gas, Inc. (CRZO), Brigham Exploration (BEXP), Clayton Williams
Energy, Inc. (CWEI), Parallel Petroleum Corporation (PLLL), and Texas Vanguard Oil Co. (TVOC).
(6) Based on tax rate of 40.0%.
($Thousands)
Inputs Low High
Risk-free Interest Rate 4.1% 4.1%
Market Risk Premium
(3)
7.2% 7.2%
Equity Size Premium
(4)
4.0% 4.0%
Weight of Total Equity of Comparables
(5)
88.9% 75.0%
Weight of Debt of Comparables
(5)
11.1% 25.0%
Unlevered Equity Beta 0.77                  0.77
Levered Equity Beta 0.88                  0.82
After Tax Cost of Equity 14.4% 14.0%
After Tax Cost of Debt
(6)
4.2% 5.4%
WACC Calculation 12.4% 13.1%
19
2005 2006 2007 2029 2030
EBITDA by Well
(2)
Round Mountain 605.2 $           824.7 $           528.0 $           - $                  - $
Wicked Wolf 715.3 1,014.4 663.0 47.2 40.3
Painted Horse - - - - -
Whirlwind 769.6 1,125.4 639.6 47.2 40.3
Looking Glass 1,075.3 1,350.8 786.1 47.2 40.3
Thunderchief 689.2 1,404.4 806.2 47.2 40.3
Night Spirit 739.4 1,532.5 849.2 47.2 40.3
Sunstone Wells 508.5 545.0 427.4 29.2 24.7
Silver Wings 73.4 104.4 69.2 4.6 3.5
Screaming Eagle (0.7) (1.5) (1.5) - -
Less: Corporate Overhead 125.0 127.5 130.1 201.1 205.1
EBITDA 5,050.3 $        7,772.7 $        4,637.0 $        69.0 $             24.9 $
Less: Depreciation and Depletion
(2)
1,739.1 $        2,581.0 $        1,848.5 $        34.5 $             12.4 $
EBIT 3,311.2 5,191.7 2,788.5 34.5 12.4
Less: Taxes (40%) (1,324.5) (2,076.7) (1,115.4) (13.8) (5.0)
EBI 1,986.7 3,115.0 1,673.1 20.7 7.5
Add: Depreciation and Depletion
(2)
1,739.1 2,581.0 1,848.5 34.5 12.4
Less: Capital Expenditures - - - - -
Less: Change in Working Capital - - - - -
Free Cash Flow 3,725.8 $        5,696.0 $        3,521.6 $        55.2 $             19.9 $
Add: 3D Seismic Data Valuation
(2)
661.5
Add: Lease Valuation
(2)
765.0

Discounted Cash Flow Analysis – Hydroelectric Generating Assets
Valuation Analysis
($Thousands, except $/Mwh)
Source: Based on financial projections provided by Company management.
(1) Projections were utilized from 2005 to 2034 for Benton Falls and from 2005 to 2043 for Great Bay Hydro. 2005 cash flows are for period from July 1, 2005 to December 31, 2005. The discounted cash flow analysis discounts the cash flows to July 1, 2005 using the mid-year convention.
(2) Based on management’ s estimates and treated as maintenance capital expenditures (fully expensed in year incurred).  No depreciation on Great Bay Hydro given nominal $10 purchase price. One-time capital expenditures in 2005 for both Benton Falls and Great Bay Hydro to meet licensing standards were excluded to avoid double counting (already accounted for as a liability in net debt calculation).
(3) Represents the short-horizon expected equity risk premium based on simple differences of historical arithmetic mean returns from 1926 – 2004 (Ibbotson Associates’ 2005 Yearbook).
(4) Represents the equity risk premium based on the beta-adjusted size premia for Ibbotson’s micro-cap company stocks. Micro-cap defined as a portfolio of stocks from the 9th and 10th deciles of New York Stock Exchange listed companies (market capitalization of $1.4 million to $263.0 million) (Ibbotson Associates’ 2005 Yearbook).
(5) Peer Group includes: AES Corporation (AES), Dynegy (DYN), NRG Energy (NRG), and Reliant Energy (RRI).
(6) Based on tax rate of 40.0%.
Calculation of WACC Calculation of Free Cash Flow
(1)
2005 2006 2007 2033 2034
Benton Falls
EBITDA
(2)
64.3 $              484.5 $            504.2 $            886.0 $            162.6 $
Less: Capital Expenditures
(2)
17.5                  30.0                  30.8                  58.4                  -
Less: Depreciation and Amortization 0.1                    0.2                    0.1                    -                      -
EBIT 46.7                  454.3               473.3               827.6               162.6
Less: Taxes (40%) 18.7                  181.7               189.3               331.0               65.1
EBI 28.0                  272.6               284.0               496.5               97.6
Add: Depreciation and Amortization 0.1                    0.2                    0.1                    -                      -
Less: Change in Working Capital -                      -                      -                      -                      -
Total Free Cash Flow 28.1 $              272.8 $            284.1 $            496.5 $            97.6 $
$/Mwh 52.72 $            56.72 $            58.44 $            106.01 $          131.13 $
Annual Generation (Mwh) 5,243               15,000             15,000             15,000             2,169
2005 2006 2007 2042 2043
Great Bay Hydro
EBITDA
(2)
273.7 $            967.8 $            843.7 $            1,407.9 $         1,189.3 $
Less: Capital Expenditures
(2)
29.2                  50.0                  51.3                  121.6               103.9
Less: Depreciation and Amortization
(2)
-                      -                      -                      -                      -
EBIT 244.5               917.8               792.5               1,286.3            1,085.4
Less: Taxes (40%) 97.8                  367.1               317.0               514.5               434.2
EBI 146.7               550.7               475.5               771.8               651.2
Add: Depreciation and Amortization -                      -                      -                      -                      -
Less: Change in Working Capital -                      -                      -                      -                      -
Total Free Cash Flow 146.7 $            550.7 $            475.5 $            771.8 $            651.2 $
$/Mwh 65.69 $            69.29 $            67.90 $            138.69 $          142.84 $
Annual Generation (Mwh) 6,186               15,980             15,980             15,980             13,172
Inputs Low High
Risk-free Interest Rate 4.1% 4.1%
Market Risk Premium
(3)
7.2% 7.2%
Equity Size Premium
(4)
4.0% 4.0%
Weight of Total Equity of Comparables
(5)
33.3% 0.0%
Weight of Debt of Comparables
(5)
66.7% 100.0%
Unlevered Equity Beta 0.59             0.59
Levered Equity Beta 0.95             0.83
After Tax Cost of Equity 14.9% 14.1%
After Tax Cost of Debt
(6)
4.2% 5.4%
WACC Calculation 9.6% 10.6%

Valuation Analysis
Source: Based on BayCorp’s public filings and discussions with Company management.
(1) Based on $45,000 purchase price from STEAG (10/19/04).
(2) Based on the appraisal completed by Mainstream Associates (April 2004) which was provided to Jefferies by the Company and the purchase price of $10 for these facilities and the 4
MW Great Bay Hydro facilities.
(3) Based on expected spot prices discounted at 9.6% and 10.6%. Refer to appendix for detailed calculations.
(4) Based on DCF using 12.4% - 13.1% discount rate for oil and gas E&P assets.
(5) Based on a recently received informal offer of 1.0x to 2.0x revenue as original cost is not meaningful given a significant recapitalization that has occurred since original investment.  Total
LTM revenue of $986,000 with BayCorp’s 59.7% stake equating to $588,642 attributable to BayCorp.
(6) As stated in net debt table.
(a) The Convertible Notes of $10.25 million (03/15/05) and $9.9 million drawn (versus $10.0 million authorized (05/25/05)) convert at a strike price of $14.04.  The May 25
Convertible Notes reflect a pro forma balance for the development of two additional wells in Q3 2005.
(b) Based on cash balance as of June 30, 2005. Includes 59.7% stake in HoustonStreet cash balance of $551,000 at June 30, 2005, equating to $328,947 attributable to
BayCorp.
(c) Restricted cash represents the following: (1) $2.5 million posted for Unitil PPA contract until October 2010; (2) $456,000 for CMP PPA contract posted until October 2007;
(3) $522,000 for NEPOOL posted indefinitely.
(d) Based on the Company’s net working capital as of June 30, 2005.
(e) Based on liability for the Hydro facilities acquired from Citizens Communications Company.  The $2.48 million liability reflects cost to meet licensing standards.
(f) Minority interest is excluded as it relates to HoustonStreet and we have valued only the Company's stake above.
(7) The Company's fully-diluted shares using the treasury stock method at the Equity Value per Share as calculated using the Sum of the Parts method.
(8) Multiple ranges derived from comparable precedent transactions as outlined on following page.
Sum of the Parts
($Millions for figures in tables, except per share data)
Valuation using Sum of the Parts
Valuation Metric Statistic Multiple Ranges Low High
Assets:
Hydroelectric generating assets
Benton Falls Precedent Transactions 4.3 MW $700.0 K/W $800.0 K/W
(8)
3.0 $            3.4 $
Great Bay Hydro Precedent Transactions 4.0 MW $700.0 K/W $800.0 K/W
(8)
2.8               3.2
Permit for 1,000 MW natural gas facility in East Texas
(1)
Purchase Price NA 0.0               0.0
Diesel engine generators
(2)
Appraisal and Purchase Price 7.0 MW 0.0 0.0
Unitil PPA expiring Oct. 2010 (below market)
(3)
Discounted Cash Flow (3.9)             (4.0)
Oil and gas exploration and production assets
(4)
Discounted Cash Flow 19.1             19.5
59.7% interest in HoustonStreet
(5)
Recent Offer $0.589 (LTM Revenue) 1.0x 2.0x 0.6               1.2
Total Enterprise Value 21.7 $          23.3 $
Less: Net Debt
(6)
16.7             16.7
Equity Value 5.0 $            6.7 $
Diluted Shares Outstanding (millions)
(7)
0.571           0.578
Equity Value per Share 8.79 $          11.56 $
21
Net Debt Calculation
(6)
Convertible Notes (03/15/05)
(a)
10.250 $
Convertible Notes (05/25/05) (a) 9.950
Total Debt 20.200 $
Less: Cash and Cash Equivalents (b) 2.038
Less: Restricted Cash
(c)
3.458
Less: Net Working Capital (d) 0.533
Add: Long-Term Liability (e) 2.479
Add: Minority Interest
(f)
-
Net Debt 16.650 $

Sum of the Parts - Precedent Transactions Analysis (Hydroelectric Comparables)
Valuation Analysis
($Millions, except $ / KW)
Source: Based on public filings.
(1) Includes 674 MW of hydro capacity and 95 MW of gas-fired capacity.
(2) Includes only hydro facilities.
(3) Excludes 8.33% interest in 620 MW oil-fired unit.
(4) Prior to acquisition, FirstEnergy owned all but 87 MW of the 438 MW plant; this transaction transferred the remaining stake to FirstEnergy.
Date Capacity # of Average
Announced Seller Acquiror Price (MW) $ / KW Facilities Size (MW)
03/17/05 Benton Falls Associates BayCorp 2.2 $                      4.3 511.6 $                  1 4.3
01/20/05 Delta Power Company LLC Brascan 31.4                       22.9 1,371.2                  2 11.5
09/29/04 USGen New England TransCanada Corporation 505.0                     567.0 890.7                     41 13.8
05/18/04 Reliant Energy Brascan 900.0                     770.0
(1)
1,168.8                  71
(2)
10.8
10/06/03 PPL Corp Investor Group 25.0                       18.0 1,388.9                  3 6.0
09/24/03 Hafslund ASA Brascan 30.0                       16.5 1,818.2                  3 5.5
07/09/03 Black Hills Power Boralex Inc. 186.0                     80.0 2,325.0                  7 11.4
06/07/01 Holyoke Water Power Company Holyoke Gas & Electric Department 17.5                       45.0 388.9                     1 45.0
07/15/99 Niagara Mohawk Northbrook Energy LLC 22.5                       32.0 703.1                     1 32.0
07/06/99 Connecticut Light & Power Northeast Generation Co. 865.5                     1,329.0 651.2                     NA NA
12/04/98 Niagara Mohawk Orion Power 425.0                     661.0 643.0                     72 9.2
11/09/98 GPU FirstEnergy 43.0                       87.0
(3)
494.3                     1 438.0
(4)
High 900.0 $                  1,329.0                  2,325.0 $              72                          438.0 $
Mean 254.4                     302.7                     1,029.6                  18                          53.4
Median 37.2                       62.5                       796.9                     3                            11.4
Low 2.2                         4.3                         388.9                     1                            4.3

Valuation Analysis
Source: Securities Data Corporation and public filings.
(1) Transactions from 1997 – 2005.
(2) Based on +/- 3.0% from the above median range.
Premiums Paid Analysis
All Transactions Acquiring Remaining Equity Interest of Less than 49.9%
Recent transactions in which a majority owner acquired the remaining outstanding shares
(1)
BayCorp Implied Price Per Share Valuation
Premium / (Discount)
1 Day 1 Week 4 Weeks
High 117.4% 100.0% 90.5%
Mean 23.5% 25.2% 26.5%
Median 16.8% 19.7% 23.5%
Low (10.0%) (13.9%) (13.9%)
Premium / (Discount)
1 Day 1 Week 4 Weeks
Share Price 9.90 $                    12.03 $                  12.30 $
High
(2)
19.8% 22.7% 26.5%
Low
(2)
13.8% 16.7% 20.5%
Implied Value Per Share
High 11.86 $                  14.75 $                  15.55 $
Low 11.27                     14.03                     14.82
Implied Transaction Premium Per Share
Offer Price @ $14.19 /share 43.3% 18.0% 15.4%

Valuation Analysis
Given the unique nature of the Company’s three main assets – E&P assets, hydroelectric generating assets and an online exchange – Jefferies was unable to identify any comparable public companies or comparable precedent transactions sufficiently similar to the Company or the Transaction to facilitate a meaningful analysis via these methodologies
Comparable public company analysis
– The Company’s unique business model is not shared by any of its peers
– The Company’s developmental assets (e.g. E&P assets) are at a different point in the maturity cycle when compared to other E&P companies as all of its assets are in their first year of operation; as such, its cash flow profile is significantly different from that of any other E&P company
– Jefferies was unable to identify any hydroelectric comparables as all of the companies that do own hydroelectric generation also own other significant generating assets (e.g., coal, natural gas, etc.)
– The Company’s current financial situation, including the illiquidity of BayCorp’s equity, further challenges a comparison
Comparable transactions analysis
– Due to the reasons listed above, Jefferies was unable to identify any truly similar transactions, with the exception of the hydro assets (which represent only a small percentage of the Company’s total asset value); however, even comparisons of these precedents are strained as the only metric available is $/KW, which is a multiple of the plant’s capacity and does not capture differences in a plant’s location, operating cost, or water flow
Other Analyses Reviewed but Not Utilized

Appendix 25

Valuation Support 26

Valuation Support
Unitil Power Purchase Agreement Valuation
Source: Based on Unitil purchase price agreement projections provided by Company management.
(1) Present value using a discount rate of 9.6% to 10.6%.
Assumptions:
Sale Price / MWh 50.34 $
Fixed MW sold 9.06
Total MWh 430,323
Weighted Avg. Mkt. Price 70.22
Tax Rate 40.0%
Discount Rate (High) 10.6%
Discount Rate (Low) 9.6%
Number MWh's Market Mark-to- Mark-to-Mkt. Present Value
(1)
of Hours Sold Price ($/Mwh) Market After Tax (40%) Low High
Jul-05 744 6,741                   68.75                   (124,125)             (74,475)               (73,822)               (73,886)
Aug-05 744 6,741                   68.75                   (124,125)             (74,475)               (73,175)               (73,301)
Sep-05 720 6,523                   68.75                   (120,121)             (72,072)               (70,194)               (70,375)
Oct-05 745 6,750                   68.75                   (124,292)             (74,575)               (71,995)               (72,243)
Nov-05 720 6,523                   68.75                   (120,121)             (72,072)               (68,969)               (69,266)
Dec-05 744 6,741                   68.75                   (124,125)             (74,475)               (70,643)               (71,009)
Jan-06 744 6,741                   73.64                   (157,030)             (94,218)               (88,587)               (89,122)
Feb-06 672 6,088                   73.64                   (141,833)             (85,100)               (79,313)               (79,861)
Mar-06 744 6,741                   73.64                   (157,030)             (94,218)               (87,041)               (87,718)
Apr-06 719 6,514                   73.64                   (151,753)             (91,052)               (83,379)               (84,100)
May-06 744 6,741                   73.64                   (157,030)             (94,218)               (85,522)               (86,335)
Jun-06 720 6,523                   73.64                   (151,964)             (91,179)               (82,038)               (82,889)
Jul-06 744 6,741                   73.64                   (157,030)             (94,218)               (84,030)               (84,975)
Aug-06 744 6,741                   73.64                   (157,030)             (94,218)               (83,293)               (84,302)
Sep-06 720 6,523                   73.64                   (151,964)             (91,179)               (79,900)               (80,938)
Oct-06 745 6,750                   73.64                   (157,241)             (94,344)               (81,950)               (83,085)
Nov-06 720 6,523                   73.64                   (151,964)             (91,179)               (78,506)               (79,662)
Dec-06 744 6,741                   73.64                   (157,030)             (94,218)               (80,411)               (81,666)
Jan-07 744 6,741                   72.13                   (146,846)             (88,108)               (74,538)               (75,766)
Feb-07 672 6,088                   72.13                   (132,635)             (79,581)               (66,734)               (67,892)
Mar-07 744 6,741                   72.13                   (146,846)             (88,108)               (73,237)               (74,572)
Apr-07 719 6,514                   72.13                   (141,912)             (85,147)               (70,156)               (71,496)
May-07 744 6,741                   72.13                   (146,846)             (88,108)               (71,959)               (73,397)
Jun-07 720 6,523                   72.13                   (142,109)             (85,266)               (69,027)               (70,467)
Jul-07 744 6,741                   72.13                   (146,846)             (88,108)               (70,703)               (72,240)
Aug-07 744 6,741                   72.13                   (146,846)             (88,108)               (70,083)               (71,668)
Sep-07 720 6,523                   72.13                   (142,109)             (85,266)               (67,228)               (68,808)
Oct-07 745 6,750                   72.13                   (147,044)             (88,226)               (68,953)               (70,634)
Nov-07 720 6,523                   72.13                   (142,109)             (85,266)               (66,055)               (67,723)
Dec-07 744 6,741                   72.13                   (146,846)             (88,108)               (67,658)               (69,427)
Jan-08 744 6,741                   70.39                   (135,147)             (81,088)               (61,722)               (63,390)
Feb-08 696 6,306                   70.39                   (126,428)             (75,857)               (57,234)               (58,832)
Mar-08 744 6,741                   70.39                   (135,147)             (81,088)               (60,645)               (62,391)
Apr-08 719 6,514                   70.39                   (130,606)             (78,363)               (58,094)               (59,818)
May-08 744 6,741                   70.39                   (135,147)             (81,088)               (59,587)               (61,408)
Jun-08 720 6,523                   70.39                   (130,787)             (78,472)               (57,159)               (58,957)
Jul-08 744 6,741                   70.39                   (135,147)             (81,088)               (58,547)               (60,440)
Aug-08 744 6,741                   70.39                   (135,147)             (81,088)               (58,034)               (59,962)
Sep-08 720 6,523                   70.39                   (130,787)             (78,472)               (55,669)               (57,569)
Oct-08 745 6,750                   70.39                   (135,329)             (81,197)               (57,098)               (59,096)
Nov-08 720 6,523                   70.39                   (130,787)             (78,472)               (54,698)               (56,662)
Dec-08 744 6,741                   70.39                   (135,147)             (81,088)               (56,026)               (58,087)
Jan-09 744 6,741                   68.68                   (123,610)             (74,166)               (50,794)               (52,708)
Feb-09 672 6,088                   68.68                   (111,647)             (66,988)               (45,476)               (47,231)
Mar-09 744 6,741                   68.68                   (123,610)             (74,166)               (49,907)               (51,877)
Apr-09 719 6,514                   68.68                   (119,456)             (71,674)               (47,808)               (49,737)
May-09 744 6,741                   68.68                   (123,610)             (74,166)               (49,036)               (51,060)
Jun-09 720 6,523                   68.68                   (119,622)             (71,773)               (47,039)               (49,022)
Jul-09 744 6,741                   68.68                   (123,610)             (74,166)               (48,181)               (50,255)
Aug-09 744 6,741                   68.68                   (123,610)             (74,166)               (47,758)               (49,857)
Sep-09 720 6,523                   68.68                   (119,622)             (71,773)               (45,813)               (47,867)
Oct-09 745 6,750                   68.68                   (123,776)             (74,266)               (46,988)               (49,138)
Nov-09 720 6,523                   68.68                   (119,622)             (71,773)               (45,013)               (47,113)
Dec-09 744 6,741                   68.68                   (123,610)             (74,166)               (46,106)               (48,298)
Jan-10 744 6,741                   67.10                   (112,971)             (67,783)               (41,768)               (43,792)
Feb-10 672 6,088                   67.10                   (102,038)             (61,223)               (37,396)               (39,241)
Mar-10 744 6,741                   67.10                   (112,971)             (67,783)               (41,040)               (43,102)
Apr-10 719 6,514                   67.10                   (109,175)             (65,505)               (39,313)               (41,324)
May-10 744 6,741                   67.10                   (112,971)             (67,783)               (40,323)               (42,423)
Jun-10 720 6,523                   67.10                   (109,327)             (65,596)               (38,681)               (40,729)
Jul-10 744 6,741                   67.10                   (112,971)             (67,783)               (39,620)               (41,754)
Aug-10 744 6,741                   67.10                   (112,971)             (67,783)               (39,272)               (41,424)
Sep-10 720 6,523                   67.10                   (109,327)             (65,596)               (37,672)               (39,770)
Oct-10 745 6,750                   67.10                   (113,123)             (67,874)               (38,639)               (40,826)
(8,473,660) $       (5,084,196) $       (3,917,255) $       (4,013,986) $

Valuation Support
WACC - Oil and Gas Exploration and Production Assets
Source: Public filings.
(1) Treated redeemable preferred stock as debt.
(2) 5-year historical adjusted weekly beta from Bloomberg Information Services.
(3) Based on 10-Year Treasury Bond Yield.
(4) Represents the short-horizon expected equity risk premium based on simple differences of historical arithmetic mean returns from 1926 – 2004 (Ibbotson Associates’ 2005 Yearbook).
(5) Represents the equity risk premium based on the beta-adjusted size premia for Ibbotson’s micro-cap company stocks. Micro-cap defined as a portfolio of stocks from the 9th and 10th deciles of New York Stock Exchange listed companies (market capitalization of $1.4 million to $263.0 million) (Ibbotson Associates’ 2005 Yearbook).
Unlevered Beta Analysis
Share Diluted Equity Total Preferred Minority Total D / E Debt / Levered Unlevered
Company Name Ticker Price Shares Value Debt
Stock
Interest
Cap.
(1)
Ratio Total Capital Tax Rate
Beta
(2)
1+(D*(1-t))/E Beta
Petrohawk Energy Corp. HAWK 11.70 $           73.5                860.5 $           183.0 $           5.5 $               - $                  1,049.0 $        0.21 0.17 40.0% 0.80 1.13 0.71
Meridian Resource Corp. TMR 3.58 86.7                310.2              77.1 -                     -                     387.4              0.25 0.20 40.0% 0.98 1.15 0.85
Carrizo Oil & Gas Inc. CRZO 23.77 25.2                598.9              63.0 -                     -                     661.8              0.11 0.10 40.0% 0.91 1.06 0.86
Brigham Exploration BEXP 10.39 44.5                462.4              74.4 9.9                   -                     546.7              0.16 0.14 40.0% 0.84 1.10 0.77
Clayton Williams Energy Inc. CWEI 38.94 10.8                420.9              189.6 -                     -                     610.5              0.45 0.31 40.0% 0.97 1.27 0.76
Parallel Petroleum Corp. PLLL 12.59 34.0                428.4              62.0 0.1                   -                     490.5              0.14 0.13 40.0% 0.73 1.09 0.67
Texas Vanguard Oil Co. TVOC 5.70 1.4                   8.1                   0.7 -                     -                     8.8                   0.09 0.08 40.0% 0.95 1.05 0.90
Mean of Comparables 0.20 0.16 0.88 0.79
Median of Comparables 0.16 0.14 0.91 0.77
Weighted Average Cost of Capital Sensitivity
Cost
of Equity
Calc.
Risk-Free Rate
(3)
4.10%
Market Risk Premium
(4)
7.20%
Equity Size Premium
(5)
4.00% Pre-Tax Cost of Debt 7.0% 7.5% 8.0% 8.5% 9.0%
Post-Tax Cost of Debt 4.2% 4.5% 4.8% 5.1% 5.4%
Debt/ Debt/ Unlevered Levering Levered Cost of WEIGHTED AVERAGE COST OF CAPITAL SENSITIVITY
Cap. Equity Beta Factor Beta Equity
0.0% 0.0% 0.77 1.00 0.77 13.6% 13.6% 13.6% 13.6% 13.6% 13.6%
10.0% 11.1% 0.77 1.07 0.82 14.0% 13.0% 13.0% 13.1% 13.1% 13.1%
20.0% 25.0% 0.77 1.15 0.88 14.4% 12.4% 12.5% 12.5% 12.6% 12.6%
30.0% 42.9% 0.77 1.26 0.96 15.0% 11.8% 11.9% 12.0% 12.1% 12.1%
40.0% 66.7% 0.77 1.40 1.07 15.8% 11.2% 11.3% 11.4% 11.5% 11.7%
50.0% 100.0% 0.77 1.60 1.23 16.9% 10.6% 10.7% 10.9% 11.0% 11.2%
60.0% 150.0% 0.77 1.90 1.46 18.6% 10.0% 10.1% 10.3% 10.5% 10.7%
70.0% 233.3% 0.77 2.40 1.84 21.3% 9.3% 9.6% 9.8% 10.0% 10.2%
80.0% 400.0% 0.77 3.40 2.60 26.9% 8.7% 9.0% 9.2% 9.5% 9.7%

Valuation Support
WACC - Hydroelectric Assets
Source: Public filings.
(1) Treated redeemable preferred stock as debt.
(2) 5-year historical adjusted weekly beta from Bloomberg Information Services.
(3) Based on 10-Year Treasury Bond Yield.
(4) Represents the short-horizon expected equity risk premium based on simple differences of historical arithmetic mean returns from 1926 – 2004 (Ibbotson Associates’ 2005 Yearbook).
(5) Represents the equity risk premium based on the beta-adjusted size premia for Ibbotson’s micro-cap company stocks. Micro-cap defined as a portfolio of stocks from the 9th and 10th deciles of New York Stock Exchange listed companies (market capitalization of $1.4 million to $263.0 million) (Ibbotson Associates’ 2005 Yearbook).
29
Unlevered Beta Analysis
Share Diluted Equity Total Preferred Minority Total D / E Debt / Levered Unlevered
Company Name Ticker Price Shares Value Debt
Stock
Interest
Cap.
(1)
Ratio Total Capital Tax Rate
Beta
(2) 1+(D*(1-t))/E Beta
AES Corporation AES 15.31 $         665.4 10,186.9 $    18,345.0 $    - $               1,663.0 $      30,194.9 $    1.96 0.61 40.0% 1.21 2.24 0.54
Dynegy Inc. DYN 4.36 383.8 1,673.2 4,921.0 400.0 107.0 7,101.2 3.01 0.69 40.0% 1.74 2.83 0.62
NRG Energy Inc. NRG 40.73 87.5 3,561.9 3,211.0 406.2 7.1 7,186.1 0.90 0.45 40.0% 0.92 1.54 0.60
Reliant Energy Inc. RRI 12.92 309.6 4,000.2 5,179.1 - - 9,179.3 1.29 0.56 40.0% 1.05 1.78 0.59
Mean of Comparables 1.79 0.58 1.23 0.59
Median of Comparables 1.63 0.59 1.13 0.59
Weighted Average Cost of Capital Sensitivity
Cost
of Equity
Calc.
Risk-Free Rate
(3)
4.10%
Market Risk Premium
(4)
7.20%
Equity Size Premium
(5)
4.00% Pre-Tax Cost of Debt 7.0% 7.5% 8.0% 8.5% 9.0%
Post-Tax Cost of Debt 4.2% 4.5% 4.8% 5.1% 5.4%
Debt/ Debt/ Unlevered Levering Levered Cost of WEIGHTED AVERAGE COST OF CAPITAL SENSITIVITY
Cap. Equity Beta Factor Beta Equity
0.0% 0.0% 0.59 1.00 0.59 12.4% 12.4% 12.4% 12.4% 12.4% 12.4%
10.0% 11.1% 0.59 1.07 0.63 12.7% 11.8% 11.8% 11.9% 11.9% 11.9%
20.0% 25.0% 0.59 1.15 0.68 13.0% 11.3% 11.3% 11.4% 11.4% 11.5%
30.0% 42.9% 0.59 1.26 0.75 13.5% 10.7% 10.8% 10.9% 11.0% 11.1%
40.0% 66.7% 0.59 1.40 0.83 14.1% 10.1% 10.3% 10.4% 10.5% 10.6%
50.0% 100.0% 0.59 1.60 0.95 14.9% 9.6% 9.7% 9.9% 10.0% 10.2%
60.0% 150.0% 0.59 1.90 1.13 16.2% 9.0% 9.2% 9.4% 9.5% 9.7%
70.0% 233.3% 0.59 2.40 1.42 18.4% 8.4% 8.7% 8.9% 9.1% 9.3%
80.0% 400.0% 0.59 3.40 2.02 22.6% 7.9% 8.1% 8.4% 8.6% 8.8%

Valuation Support
Premiums Paid Analysis – Transactions Involving Majority Shareholders Acquiring
Remaining Equity Interest
Date Minority Initial Premium Offered
Announced Target Acquiror Target Description Interest Offer 1 Day 1 Week 4 Weeks
01/27/05 Genencor International Inc. Danisco A/S Biotechnology company 16.0% 19.25      23.9% 22.4% 15.8%
01/10/05 Fox Entertainment Group Inc. News Corp Inc. Owns and operates TV stations 18.0% 33.54      7.4% 7.0% 11.6%
09/13/04 Rag Shops Inc. Sun Capital Partners Inc. Owns and operates homefurnishing stores 44.0% 4.30        23.2% 19.1% 24.3%
08/02/04 Cox Communications Inc. Cox Enterprises Inc. Owns and operates TV and radio stations 38.0% 32.00      16.0% 14.7% 16.8%
06/25/04 Edelbrock Corp. Investor Group Manufacturer of motor vehicle parts 49.0% 14.80      (0.1%) (0.1%) (2.3%)
04/05/04 Minuteman International Inc. Hako-Werke International GmbH Manufactures vacuums and cleaning products 32.0% 12.85      15.4% 13.9% 16.3%
01/27/04 Dover Investments Corp. Lawrence Weissberg Revocable Real estate development firm 49.0% 24.50      1.0% 1.0% 21.6%
01/15/04 Phosphate Resource Partners IMC Global Inc. Phosphate mining 48.0% 3.10        44.4% 57.6% 64.2%
12/02/03 Reeds Jewelers Inc. Zimmer Family Owns and operates jewelry stores 13.0% 1.85        66.7% 68.2% 60.9%
11/07/03 barnesandnoble.com Inc. Barnes & Noble Inc. Provides on-line book retail market 25.0% 2.50        11.1% 8.7% 4.2%
10/22/03 NCO Portfolio Management NCO Group Inc. Provides receivable purchasing services 37.0% 7.05        17.5% 11.9% 15.4%
06/02/03 Ribapharm Inc. ICN Pharmaceuticals Inc. Biotechnology company 20.0% 5.60        10.2% 10.9% 34.6%
05/29/03 BCT International Inc. Phoenix Group of Florida Inc. Wholesale printing chain 48.0% 2.00        117.4% 100.0% 90.5%
05/23/03 Fidelity Natl Info Solutions Fidelity Natl Finl Inc. Provider of real estate information services 37.0% 23.60      24.1% 24.8% 37.3%
05/16/03 Wolohan Lumber Co. Investor Group Retailer of lumber and building material 49.0% 21.75      10.4% 8.8% 8.0%
05/05/03 Westerbeke Corp. Westerbeke Acquisition Corp. Manufacturer of marine engine products 44.0% 3.00        70.5% 77.5% 63.9%
04/25/03 Ascent Media Group Inc. Liberty Media Corp. Provides motion picture production services 10.0% 0.99        (10.0%) (13.9%) (13.9%)
04/07/03 INRANGE Technologies Corp Computer Network Technology Manufacturer of switching and network products 9.0% 2.31        4.1% 26.2% 22.9%
04/02/03 On Command Corp. Liberty Media Corp. Provider of cable TV services 26.0% 0.66        (6.3%) (6.3%) (6.3%)
04/01/03 Liberty Satellite & Tech Inc. Liberty Media Corp. Provider of pay TV services 13.0% 1.75        (4.4%) (7.0%) NA
01/13/03 Next Level Communications Motorola Inc. Manufacturer of communications equipment 26.0% 1.04        14.4% 19.7% 25.3%
10/11/02 Landair Corp. Investor Group Trucking company 29.0% 13.00      25.0% 31.0% 24.9%
09/03/02 Sandata Technologies Inc. Sandata Acquisition Corp. Software developer 30.0% 1.91        50.4% 50.4% 51.6%
08/13/02 R-B Rubber Products Inc. Dash Multi-Corp Inc. Manufacturer and wholesaler of rubber products 30.0% 2.80        83.0% 69.7% 75.0%
07/31/02 JCC Holding Co. Harrahs Entertainment Inc. Hotel owner and operator holding company 37.0% 10.54      17.1% 31.8% 32.1%
06/17/02 Fortress Group Inc. Lennar Corp. Constructs residential buildings 27.0% 3.68        16.8% 18.7% 20.7%
03/18/02 Meemic Holdings Inc. ProAssurance Corp. Insurance company holding company 19.0% 29.00      11.5% 23.3% NA
03/14/02 Konover Property Trust Inc. Investor Group Real estate investment trust 33.0% 1.90        8.6% 8.6% 5.6%
02/19/02 Travelocity.com Inc. Sabre Holdings Corp. Provider of online travel agency services 30.0% 23.00      19.8% 15.2% 0.6%
10/04/01 TyCom Tyco International Supplies undersea fiber optic networks 11.2% 14.00      48.0% 88.9% 17.6%
03/26/01 CSFBdirect Credit Suisse First Boston Provider of online brokerage services 18.0% 4.00        60.0% 34.7% 15.9%
02/22/01 Siliconix, Inc. Vishay Intertechnology, Inc. Designs and manufactures semiconductor products 19.6% 28.82      10.3% 0.5% (0.6%)
09/21/00 Hertz Corp. Ford Motor Co. Rents and leases cars and trucks 19.0% 30.00      23.7% 20.6% (5.3%)
03/27/00 Hartford Life Harford Financial Services Insurance and financial services company 19.6% 44.00      3.4% 22.2% 24.8%
03/21/00 Travelers Property Casuality Citigroup, Inc. Provides insurance products and services 15.0% 41.50      23.2% 38.1% 33.6%
03/16/00 Vastar Resources, Inc. BP Amoco PLC Explores and produces oil and gas 19.9% 71.00      12.5% 17.2% 40.6%
03/14/00 Howmet International, Inc. Alcoa, Inc. Manufacturer of cast turbine engine components 18.9% 17.00      (8.1%) (8.7%) (7.5%)
01/31/00 Thermo Optek Corp. Thermo Instrument Systems, Inc. Develops and manufactures analytical instruments 10.0% 15.00      6.7% (5.1%) 41.2%
01/31/00 ThermoQuest Corp. Thermo Instrument Systems, Inc. Develops and manufactures mass spectrometers 14.6% 17.00      36.0% 47.0% 61.9%
12/01/99 Boise Cascade Office Boise Cascade Corp. Supplier of office products 19.5% 13.25      15.2% 24.7% 28.5%
11/12/99 Howmet International, Inc. Cordant Technologies, Inc. Manufacturer of cast turbine engine components 15.4% 17.00      20.9% 18.8% 38.1%
03/19/99 Spelling Entertainment Group Viacom, Inc. Produces and distributes television series 19.1% 9.00        33.3% 32.1% 42.6%
09/08/98 PEC Israel Economic Corp. Investor Group Manages and finances companies in Israel 18.6% 25.50      11.8% 9.7% 1.7%
05/22/97 Chaparral Steel Co. Texas Industries, Inc. Manufactures structural products from recycled steel 18.7% 14.25      10.7% 15.2% 22.6%
02/28/97 American Finl Entps, Inc. American Financial Group, Inc. Diversified manufacturing and insurance 17.0% 37.00      48.0% 48.0% 42.3%
High 117.4% 100.0% 90.5%
Mean 23.2% 24.8% 26.0%
Median 15.7% 18.9% 23.6%
Low (10.0%) (13.9%) (13.9%)
Source: Based on public filings and Bloomberg L.P.

Comparable Precedent and Company Descriptions 31

Descriptions of Precedent Transactions – Hydroelectric
Source: CapitalIQ and public filings.

Seller/ Acquiror Target Description
The Arcadia Companies (Benton Falls
Associates) / BayCorp Holdings, Ltd.
In March 2005, BayCorp Holdings acquired Benton Falls Associates for $2.2 million from The Arcadia Companies.
Benton Falls owns a 4.3 MW hydroelectric facility in Benton, Maine.
Delta Power Company, LLC / Brascan
Power
In January 2005, Brascan Power bought two hydro stations from Delta Power Company, LLC. The two plants were
Hydro-Kennebec (15.4 MW) and West Delaware (7.5 MW).
USGen New England / TransCanada
Corp.
In October 2004, TransCanada Corp. purchased 41 hydro plants totaling 567 MW from USGen New England for $505 million in cash. The assets include plants on the Connecticut River in New Hampshire and Vermont (484 MW) and the
Deerfield River in Massachusetts and Vermont (83 MW). The assets include 13 damns, 11 of which are in Vermont. The plants produced 1.4 million MWh annually over a 10-year period. The plants’ output is not sold under long-term contract. -
Reliant Energy / Brascan Power Corp. In May 2004, Brascan Power Corp. agreed to purchase 71 small hydroelectric plants (674 MW) and a gas-fired -
cogeneration plant (95 MW) totaling 769 MW for $900 million from Reliant Energy. The plants generate 3,000 GWh/year, which will be sold on the wholesale electricity market and contracted to customers on a long-term basis after integration with Brascan’s existing plants is completed. The plants are located across New England, Ontario and Quebec, and include 29 hydro plants on the St. Lawrence River, 6 on the Upper Hudson River, 14 in the Upper Lake Ontario region, 13 in the Lower Lake Ontario region, 5 on the Mohawk River, and 4 on the Lower Hudson River.
PPL Corp. / Coalition of Government
Agencies and Private Groups
In October 2003, a coalition of government agencies and private groups agreed to buy three of PPL Corp.’s nine hydroelectric dams in Maine for $25 million.
Hafslund / Brascan Power Corp. In September 2003, Brascan Power Corp. bought three hydroelectric power plants from Hafslund of Norway for $30 million. The assets include the Brassua plant on the Moose River in Maine, and the Pontook and Errol plants on the
Androscoggin River in New Hampshire. The three plants have a combined generating capacity of 16.5 MW.

Descriptions of Precedent Transactions – Hydroelectric
(Cont’d)
Source: CapitalIQ and public filings.
33
Seller / Acquiror Target Description
Black Hills Corp. / Boralex, Inc. In July 2003, affiliates of Boralex, Inc. agreed to purchase 7 hydroelectric power plants from Black Hills Corp. for $186 million. The facilities have 80 MW in combined capacity.
Holyoke Water Power / Holyoke Gas
and Electric
In June 2001, Holyoke Gas and Electric agreed to sell its Hadley Falls hydroelectric assets (45 MW) to Holyoke Water
Power, a subsidiary of Northeast Utilities for $17.5 million. The deal also includes the 4.5-mile long canal system.
Niagara Mohawk Power Corp. /
Northbrook Energy, LLC
In July 1999, Northbrook Energy, LLC agreed to buy the Glen Park Hydroelectric facility (32 MW) from Niagara Mohawk
Power Corp. for $22.5 million.
Connecticut Light and Power /
Northeast Generation Co.
In July 1999, Northeast Utilities’ Northeast Generation Co. agreed to acquire 1,329 MW of hydro capacity in Connecticut and Massachusetts from NU’s Connecticut Light and Power (and affiliate Western Massachusetts Electric Co.) for $865.5 million. The acquisition includes the Northfield Mountain pumped storage unit (1,179 MW) in Massachusetts, and the
Rocky River pumped storage plant in Connecticut (30 MW), plus other small hydro plants and a gas turbine in
Connecticut.
Niagara Mohawk Power Corp. / Orion
Power
In December 1998, Orion Power Holdings, Inc. bought 72 hydroelectric generating plants from Niagara Mohawk Power
Corp. for $425 million. The 72 stations are located on more than 20 rivers and streams throughout Upstate New York, and have a combined capacity of 661 MW.
General Public Utilities / FirstEnergy
Corp.
In November 1998, FirstEnergy Corp. agreed to purchase the 87 MW of hydroelectric capacity it didn’t already own at the
Seneca Pumped-Storage Hydroelectric facility near Warren, Pennsylvania for $43 million.

Comparable Company Descriptions - Hydroelectric
Source: CapitalIQ and public filings.

Name Business Description
AES Corporation AES Corporation is one of the world’s leading independent power producers.  The company has interests in more than 110 generation facilities in the Americas, Europe, Asia, Africa and the Caribbean; it also has power plants under construction. AES sells electricity to utilities and other energy marketers through wholesale contracts or on the spot market. AES also sells power directly to 11 million customers worldwide through its interests in distribution utilities mainly in Latin America.
Dynegy, Inc. Dynegy, once a top marketer of wholesale electricity, natural gas and other commodities in North America and Europe, is shutting down its energy trading unit. Dynegy is restructuring its remaining operations around its Dynegy Midstream Services (natural gas gathering and processing) and Dynegy Generation (electricity production) units. The company has divested its Illinois Power subsidiary (electricity and natural gas transmission and distribution) and it has exited the telecommunications business.
NRG Energy, Inc. NRG Energy, a competitive energy provider, has a diversified generation portfolio, distinguished by its range in geography, fuel source and dispatch level. They emerged from Chapter 11 bankruptcy protection as an independent company. (NRG was formerly Xcel
Energy.) The bulk of NRG’s primarily fossil-fueled power plants are located in North America, but it also has power projects in Australia,
Europe and Latin America. The firm sells its electricity through long-term contracts or on the spot market. It also markets natural gas, oil and other commodities and invests in district heating and cooling and alternative energy projects.
Reliant Energy, Inc. Reliant Energy has generating plants primarily run on fossil fuels.  Reliant Energy is a top competitive retail power supplier in Texas, where it serves 1.8 million customers. The company also markets energy commodities to wholesale customers; however it is exiting the propriety trading business due to volatile conditions in the energy market. Reliant was formed in 2000 by CenterPoint Energy (formerly
Reliant Energy), which spun off its 83% stake in the company in 2002.